EXHIBIT 99.1

Conference Call Transcript

CAT - Q1 2008 Caterpillar Inc. Earnings Conference Call

Event Date/Time: April 18, 2008

CONFERENCE CALL PARTICIPANTS

 Mike DeWalt

 Jamie Cook

 Jim Owens

Dave Burritt

 Terry Darling

 Eli Lustgarten

 Ed Rapp

 Ann Duignan

 David Raso

 Andrew Casey

 Alex Blanton

 Mark Koznarek

 Robert McCarthy

 Barry Bannister

 Daniel Dowd

 PRESENTATION

Operator

Good morning, ladies and gentlemen and welcome to the Caterpillar first-quarter 2008 earnings results. At this time, all lines have been placed on a listen-only mode and we will open the floor for your questions and comments following the presentation. It is now my pleasure to turn the floor over to your host, the Director of Investor Relations, Mike DeWalt. Sir, the floor is yours.

 Mike DeWalt

Thank you very much and good morning, everyone and welcome to Caterpillar's first-quarter earnings conference call. I am Mike DeWalt, the Director of Investor Relations and I am very pleased to have our Chairman and CEO, Jim Owens with us today; Group President, Ed Rapp; our CFO, Dave Burritt. We will all try to answer your questions today.

Now this call is copyrighted by Caterpillar Inc. and any use, recording or transmission of any portion of the call without the expressed written consent of Caterpillar is strictly prohibited. If you would like a copy of today's call transcript, you can go to the SEC filings area of the investor section of our cat.com website or to the SEC's website where it will be filed as an 8-K.

In addition, certain information relating to projections of our results that we will be discussing today is forward-looking and involves risks, uncertainties and assumptions that could cause actual results to differ materially from the forward-looking information. A discussion of some of the factors that, either individually or in the aggregate, we believe could make our actual results differ materially from our projections discussed here can be found in the cautionary statements under Item 1A, Business Risk Factors, of our Form 10-K filed with the SEC on February 22.

Okay. Earlier this morning, we reported results for the first quarter of 2008 and the headlines of the release were pretty positive, particularly given the current economic environment. And there were two points from the headline in our release this morning that I think are worth reiterating as we start today and those two points are sales and revenues and profit per share were both first-quarter records and both were up about 18% from the first quarter last year. And two, this was the best first quarter ever for our financial products business. We had our best first quarter ever in terms of revenues and our best first quarter ever in terms of operating profit.

With that, let me summarize what happened in the quarter and let's start with the top line. Sales and revenues were up just under $1.8 billion from the first quarter of last year and the elements were machinery volume, up $724 million and that is about 11%. Engines volume was up $363 million and that was about 13%. Currency impacts increased sales $310 million and that means that sales that were actually denominated in currencies other than dollars translated into more dollars because the dollar was weaker on average in the first quarter of last year. Price realization added $260 million [sic $261] million and $160 million of that was from Engines and $101 million was Machinery. And Financial Products revenues were up $122 million.

Now, if we take that $1.8 billion increase in sales and revenues and look at it by region, we see that the trends are very similar to what we saw for the full year of 2007 and that is that weakness in North America was more than offset by strong growth outside North America. Sales and revenues in this first quarter were up 37% in the Asia-Pacific region. They were up 30% in our Europe, Africa, Middle East region, which includes the CIS. Latin America was up 24% and even North America was up 4%.

The strength of our first-quarter sales outside North America is clear from those numbers. However, if you dig a little deeper in terms of sales outside North America, what you will find is that they were primarily driven by increases in the developing world and that is Asia-Pacific, excluding Japan and Australia, the CIS, Africa and Middle East regions of EAME and in Latin America.

These regions have tended to be the beneficiaries of rising commodity prices. Their economies are growing faster than in the more developed world and they are spending it on infrastructure growth. In total, 58% of our sales and revenues were outside North America in the first quarter. A year ago, that number was 53%.

Now, growth outside North America is not a new story and you probably expected it. However, the fact that North America increased 4% in the face of end markets that continue a severe decline may have been a bit of a surprise to you. Remember though that end-user demand for new machines is continuing to decline in North America and we are definitely still in a severe trough in the United States. However, as we said in our original outlook for 2008, our overall sales and revenues in North America should perform a bit better than end-user demand for new machines in 2008.

There are several factors that you need to keep in mind that are helping our sales in North America, again, despite the depressed end market for construction equipment in the United States. First, as is usual for the first quarter, North American dealers increased inventories. That is very common from a historical standpoint. Dealers do tend to build inventory in the first quarter in preparation for the spring and summer when their deliveries are higher. Remember, last year, North American dealers took out about $1.1 billion of inventory in the full year and last year in the first quarter, they actually held inventories about flat. What that means is that, for the full year 2007, Caterpillar sales were depressed beyond what the end markets saw because dealers reduced inventories and again, we don't expect that to happen again this year.

Second, mining is doing quite well, particularly in coal. Coal prices are up substantially from last year and the US exports of coal are rising. This is an industry that is doing pretty well.

In addition, our Engine volume was up a little in the first quarter, particularly for truck engines. Now, that's not because it is at what we would call a great level, it is not even at what we would think of as a good level, but it is up from last year's depressed levels in the first quarter.

Also, remember that our sales and revenues include a wide array of service-related businesses, including aftermarket parts, Progress Rail, Cat Remanufacturing, Cat Logistics. These businesses are generally not as cyclical as new machine and engine sales. And finally, don't forget that Canada is an important part of North America and sales in Canada are holding up much better than in the US. Okay, that's a review of the top line for the first quarter and again, even with extreme softness in North American machines, we had a record.

Now let's turn to profit. It was our best first quarter ever for profit. Profit was up $106 million from the first quarter a year ago at a $1.45 per share. It was up $0.22 from the first quarter of last year. Now, that profit increase was a result of improved price realization, higher sales volume for Machinery and Engines and better profit from Financial Products.

Now while the sales volume was higher and a positive, our product mix was actually negative in the quarter and offset some of the benefit. Also, the net positive impact from higher sales was partially offset by higher costs. Overall, our manufacturing costs were up $171 million or about 2% and was about in line with overall cost inflation.

Supply chain-related operating efficiencies and tight capacity in many of our factories continue to be an issue for us. We had those issues this quarter and we had them last quarter. That said, the situation seems to have stabilized and we do expect continued improvement as the year progresses.

SG&A and R&D costs were higher as we expected in our original outlook, but both improved as a percent of sales and revenues. The impact of currency was also a negative in the quarter. In total, about $100 million for Machinery and Engines. Gross margin was negatively impacted $33 million. SG&A and R&D were negatively impacted $21 million as a result of currency and the currency impact in our other income and expense line, which is below operating profit, was also negative $47 million versus the first quarter of last year.

I should also mention that, in this quarter and in the first quarter of last year, we had gains on the sale of assets. Last year, we sold an investment related to our marine engine business and this quarter, we had the gain on the sale of our interest in ASV.

Okay, let me switch gears for a minute and talk about our rate of profitability, our operating -- our rate of operating profit. Total consolidated operating profit in dollars was $1.293 billion and that was 11% of sales and revenues. Now it was 11.4% in the first quarter last year and so we are down 4/10 of a percentage point.

Price realization was up and was a bit more than enough to offset manufacturing and SG&A and R&D cost increases, so that was a net positive. But currency impacts were a net negative to the margin rate. Again, sales were up $310 million and total operating costs were negatively affected $364 million. If you were to adjust sales and revenues and operating profit to take out the impact of currency on operating profit, it would have been about a half a percentage point higher.

Also, our product mix was unfavorable in the quarter and that had a negative impact of about 8/10 of a percentage point at an operating profit level compared with the first quarter last year. So in total, our operating profit was hurt by currency and product mix by about 1.3 percentage points.

Now related to the operating profit percent, if you look at our operating profit pull-through and that is the change in operating profit related to the change in our top-line sales and revenues, you also see a negative impact. Our total pull-through was only about 9% in the quarter. But if you adjusted for the currency impacts and sales mix, it would have been about 21% and that would be more in line with what you would have probably expected.

Okay, that was a quick summary of the quarter. Let me talk for a minute about the full-year outlook and then we will move on to the Q&A. The headline is that we are maintaining our full-year outlook for 2008 for the top line to be up 5% to 10% and for profit per share to be up 5% to 15%. However, the elements of both have changed somewhat.

In terms of sales and revenues, we see North America, particularly the United States, weakening even more than we expected just three months ago. We have lowered our full-year GDP expectation for the US to 0.5%. That is down from our prior forecast of 1%. In our business, we are seeing weaker dealer sales to end users and we are lowering our full-year estimates for North America sales and revenues. We have moved North America from an expectation of being flat to up 5% from 2007 to being in a range of down 2% to up 2%. However, we have raised our forecast for sales outside North America.

In terms of profits, the makeup of the forecast has also shifted a little. As we announced earlier, we are taking the mid-year price increase in many regions of the world and that should help price realization this year. But we do expect that material costs will be higher than our original outlook, particularly for steel. Those are the two main changes in our profit outlook and on balance, we have kept the outlook unchanged.

Now let me just summarize a couple of key points and then we will do the Q&A. First, we did have a good quarter and that is despite negative impacts related to currency and having had a negative sales mix. Those two things were negative to profit compared with the first quarter a year ago in the ballpark of $200 million.

Second, our costs are up from last year, but generally in line with inflation. We still have a lot of room to improve in terms of manufacturing, labor and overhead costs. We think we are doing the right things to drive that improvement and we do expect it to improve as we move through the year.

Third, in terms of the outlook, we do see a weakening picture in North America, Western Europe and in Japan and that is included in our full-year outlook.

Fourth, our order backlog continues to be very strong. Commodity-related end markets are doing extremely well and from a geographic standpoint, the developing world continues with very good growth.

Fifth, our sales of many products are production-constrained. For most large machines and engines, we are selling as much as we can make.

And finally, we have a diverse business in terms of products, services, end markets and geographies. We have some that are doing very well and are helping to offset negative impacts and others like machine sales in the United States.

Okay, that is it for the wrap-up of the quarter. We are ready to move on to the Q&A portion of the call. And again, we want to get as many of your questions in as possible, so please be as brief as you can and try to limit yourself to one question and one follow-up. And we are ready for the first question then.

 QUESTION AND ANSWER

Operator

 (OPERATOR INSTRUCTIONS). Jamie Cook. Please announce your affiliation, then pose your question.

 Jamie Cook

Hi, good morning and congratulations on a nice first quarter. I guess Mike, just my first question -- could you just sort of give us an update? Last quarter, you guys were nice enough to provide sort of more granularity on your operating costs. What exactly now are you assuming for pricing and for material costs because that should be a headwind, as well as I think before you assumed variable manufacturing costs to be about flat. If you could just go through those line items for us?

 Mike DeWalt

Yes, Jamie. Material costs, just to kind of give it a little bit of background before I look forward-looking, material costs were up about 1% in the first quarter or about $60 million. The remaining $110 million were other costs besides material. Our outlook for material costs is up a bit from our original outlook, but not anything that you would -- not massively. We had the $60 million increase in the first quarter. It is probably going to go up from there as we progress through the year, particularly in the second half, but we should offset it with the price increases that we took.

 Jamie Cook

 Care to give a percent?

 Jim Owens

That is one of the uncertainties in the outlook. This is Jim Owens. I think we are certainly watching very carefully what is going on with global steel prices and one of the things we are working very hard on is working with our global supply base and trying to work with our product teams to work on material cost reduction opportunities and some of these will offset some of the commodity-driven inflation that we are seeing in our material costs. So this is something we are keeping a close handle on and partly the reason we took some of the mid-year action that we have announced on price.

 Jamie Cook

 Would you view this as the biggest risk to your earnings guidance?

 Jim Owens

 I think it is the reason we have the range we have.

 Jamie Cook

Okay, and then I guess, Jim, just because you are on the line, I guess my follow-up question, if you look -- you reaffirmed your 2010 outlook of $8 to $10 per share. I guess over the longer term, the thing that concerns me is North America appears weaker than we thought and while overseas is very strong, North American margins are generally higher. If the recovery takes longer to materialize, how do you achieve your peak margins and are you assuming any improvement in your international margins or are you assuming the gap should narrow between international margins in overseas to achieve your peak 2010 target?

 Jim Owens

Well, I am very pleased to say the margins in our overseas sales have improved significantly over the last three or four years anyway. We have been working very hard on that and we have gotten substantial improvement. I would look for them to continue to improve, but the other thing I would point out is yes, North America is down; it is down very sharply. At the retail level, kind of peaked the trough, it is probably off on the order of 44% already, kind of on a sliding basis since it peaked in '06. But we would see the United States certainly coming back. Housing is doing an overcorrection on the downside and as we move out into '09 and '10 and with the economic stimulus, both fiscal and monetary policy and stabilization of credit markets, I would think the United States, as long as we don't do anything silly on the policy side and keep ourselves open and engaged and trading in the world market, I think we will see a nice economic recovery in the United States out there in the '09, '10 timeframe.

 Jamie Cook

But are you assuming North America is still -- '08 is still at the bottom of the North American machinery cycle?

 Jim Owens

I think it will continue down for another three to six months and then we will find a bottom and we will start moving up from there.

Operator

 Terry Darling.

 Terry Darling

Thanks, Goldman Sachs. Wondering if you could elaborate a bit on the negative mix effect from machines. Is that mix of product, mix of geography or a bit of both?

Mike DeWalt

Well, there is actually a little bit of both, but quite a bit of it was product and I will put it in three big buckets. As you can imagine, a company like us with a massive variety of products and services trying to summarize it into soundbites that capture it can be tough, but I will put it into three big buckets for you here.

One is if you think about aftermarket parts, that is generally a pretty good -- we get pretty good margins on those sales and they tend not to increase or when you have a negative situation decrease at the same rate as new machine sales or new engine sales. And what we had in the first quarter is we had actually new machine and engine sales increasing at a faster rate than the aftermarket business. And so that was a bit of a negative mix on the machinery line.

The second thing is, although we didn't have major acquisitions last year, we did have a couple of small acquisitions. One that we talked about quite a bit was Shandong Engineering Machinery. That, in this first quarter, wasn't in the first quarter a year ago and the margins on that product are -- the company overall is profitable, but the margin rate is, particularly at a gross margin level, is dramatically below the rest of the company. So that had a negative impact on the machine margin rate.

The third thing is and this is a little bit counterintuitive. Our large machine business increased nicely. It's capacity-constrained at the moment, but it actually increased at a lower rate than the rest of the new machine business. Last year in the first quarter, we were a bit constrained on shipments. Particularly with backhoe loaders, we had a production quality issue and we weren't shipping. This quarter, we certainly are. So what we saw is small machines actually increase faster than large machines in this quarter because of that.

Another point and this brings in a little bit of geography, even if you look product by product and geography by geography, we had a bit of a small negative impact related to that as well.

 Terry Darling

Okay, Mike, so when you look at the year-over-year degradation in margins for machines, 270 basis points above the rate of deterioration last year, it sounds like you are looking for that to improve as we move forward.

 Mike DeWalt

 Yes, I think if you look at -- and I am probably preempting another question that is going to come and after this, Terry, we will move on -- if we look at our overall machine margins -- and I am sure that is a big question mark for a number of people waiting to ask a question, so I will just hit it right now -- our machine operating profit was down and our margin rate for machines was down. And if we go through the reasons for that, this is one of the items. This negative impact of sales mix was one of the items.

In addition to that, most of our cost increase in the quarter, whether it be SG&A and R&D or whether it be manufacturing costs, the vast majority of it, order of magnitude 90%, was in the Machinery business, not the Engines business. Costs for the Engine business were pretty flat quarter-to-quarter. So most of our cost increase was in machines, but only $101 million of our $261 million increase in price was in machines. So we did have a negative relationship for machines between price and cost and a very positive relationship price to cost on engines.

In addition to that, the bulk of our unfavorable impact on operating profit from currency found its way to machines. There was a little bit of that in Engines, but the vast majority of it was in Machines. So to summarize, the Engine [sic Machinery] margin issue is it's mix, it is the relationship between our cost increase and our price increase, which was -- the price increase was subdued for machines certainly and sales mix.

Operator

 Eli Lustgarten.

 Eli Lustgarten

 Longbow Securities. Good morning.

 Mike DeWalt

 Hey, Eli. Saw you on TV this morning.

 Eli Lustgarten

Thank you. A very quick question following up, can you talk about the big step-up in margins in Engines, which were very impressive for the quarter and whether or not -- how sustainable is that? And tied to that, you did have positive cost price in the first quarter. I assume from your comments, it is unlikely that will stay positive cost price at least for the next couple of quarters given probably the delayed impact of the 5% price increase.

 Mike DeWalt

Yes, Engine margins in the quarter were fantastic. I don't know how else to describe it. We had good, solid price realization. Remember, big engines are in significant demand. There is a long backlog. The customers in those areas are getting a lot of price on their work and we have been able to pass some price into those markets. So pricing for engines overall has been very good. They did an exceptionally good job of holding costs in line in the quarter.

I do want to come back to kind of the forward-looking view. We didn't actually announce a 5% price increase. We said it would range based on models and territories somewhere between 0% and 5%. And I guarantee you, the impact is going to be dramatically less than 5%.

Now if we look at the cost price relationship going forward, we had a fairly balanced view in our original outlook. We said price would be up around 2%, we said costs would be up 2% to 2.5% and that gives us a pretty even balance between the two in our outlook and I don't think we have done anything here in this outlook that has changed that. So I would say, on balance as we go through the year, it certainly could vary quarter-by-quarter, but in balance, our outlook looks for costs and price to be pretty similar for the year.

 Eli Lustgarten

Okay. And one quick follow-up, with the inventory being built in North America, [normal seasonally], but demand falling off that quickly, are we looking at lower North American production in the second quarter than we normally have in the seasonal [list]? Are we getting [paid] back some because demand -- end-user demand was that weak?

 Mike DeWalt

Two points. One, production in North America is significantly driven by things that we ship outside. Thankfully, we are in a situation where we have free and fair trade and we are a big net exporter and a lot of what we are producing here in North America is for export. So I don't see it having a major impact on production in North America at all.

 Jim Owens

Eli, just chip in on that, Jim Owens again, our exports were up 27% in the first quarter. We are working very hard with our marketing companies and US dealers to be sure that we continue to manage for higher inventory turns, dealer inventory turns and we do not let any excess inventory build up because we have an opportunity to export that product where we have end-use customer demand. We don't want it sitting in inventory anywhere in the value chain.

 Ed Rapp

 Eli, this is Ed Rapp. That is even spilling over to the small end of the line for even on backhoes and skid steers. We are benefiting from the strong, emerging market demand, shipping a lot of that product into Latin America as an example to relieve some of the capacity constraints we have in Brazil.

Operator

 Ann Duignan.

 Ann Duignan

 Hi, good morning, Bear Stearns. Can I go back to your explanation on your Machine margins? I was a little surprised that you said that most of the increase in SG&A and R&D is in Machines. I thought coming into the year that the reason for the increase, particularly in R&D, was engine emissions. So I am a little surprised that -- is that yet to come then on the Engine side? We should expect R&D spend to go up?

 Mike DeWalt

 What we said for R&D is that we were spending on Tier IV, which includes -- there is certainly some -- there is engine work for Tier IV, but a lot of machine work and other component work related to Tier IV as well.

 Ann Duignan

Okay, so we shouldn't expect a huge increase in R&D spend in Engines as we go forward. Is that --?

 Mike DeWalt

Well, we didn't break down our expectation for R&D in the outlook between Machines and Engines. We don't actually do our outlook that way, our external outlook anyway. What we said was that we expected R&D to be up 15% to 20% this year and we have certainly not changed our view of that.

 Ann Duignan

Okay, and then, of course, that leads me to my follow-up question, which is can you elaborate on your explanation that it is taking you longer than you anticipated to develop a truck engine strategy?

 Jim Owens

 Ann, Jim Owens again. Not really much to elaborate on there. We continue to work on our strategy and this is kind of a post 2010 thing. We are in the truck engine business. We have got a tremendous service business associated with that also and we are going to stay in the truck engine business obviously. But with vertical integration going on in the industry, we are thinking about our strategy sort of in the post 2010 timeframe and as soon as we have something to announce with clarity on that, we will do so. It has taken a little longer than we would have liked to get to a final conclusion, but as soon as we have something to announce, we will announce it and there is really not much more we can say about it today.

Operator

 David Raso.

 David Raso

Citigroup. My question is on the sales growth. Given the 18% sales growth in the first quarter, the full-year guidance, even if we use the high end of the range, it implies the rest of your growth slows to 7.8%, midpoint sub 5%. Can you elaborate why, especially if you think through currency help, why would the growth rate slow so dramatically?

 Mike DeWalt

That is a very good point, David. I think the real answer there is we had quite a bit of growth through the rest of the year last year. I mean our first quarter last year was $10 billion and that related to our last year full year, which ended up 45. So relative to last year, we had a lot of growth after the first quarter last year. Remember, truck engines in particular were very depressed last year. So I think we had more significant growth in the last three quarters of last year. So it is not that we don't expect growth, it is just that coming off of higher comps, it will be tougher to make up this kind of difference.

Also, I think we are somewhat concerned about what you see in the economy out there and it is certainly -- we had a great first quarter, no doubt about it, but I think to some degree, it is still early in the year. We are at the end of the first quarter and we certainly want to see how it plays out.

 Jim Owens

And David, I think it would be fair to say if the currency -- if the dollar stays as weak as it is and there is a reasonable probability, we might be towards the high end of that range, but right now the range seems appropriate.

 David Raso

Yes, I would think it looks a little light, but on the issue of price versus cost, it appears in the channel that you're price protecting customer invoice orders through the announced price increase beyond the July 1. If it's going to the dealer inventory, rental fleet, you are not price-protecting. Can you give us some color on what percent of the shipments you think in the third quarter? And really ideally second half that are going to be price-protected and also the idea as truck engines get a little better, that is usually a bit of a drag on your engine margins.

 Mike DeWalt

 That's correct.

 David Raso

 Just trying to think through margins for the rest of the year.

 Mike DeWalt

Yes, I think the way to think about the price is it will -- it will be a nice increase. It will be enough to offset or maybe even slightly more than offset material cost increases. It is probably not going to happen or start really flowing through results until -- well, certainly not until the third quarter and the fourth quarter will certainly be more than third quarter. What percentage of the orders are price-protected, David, I don't know, but I think most of the impact is going to be in the fourth quarter.

 David Raso

 Okay. I'll --.

 Mike DeWalt

 Some in the third quarter.

 David Raso

I will hop off, but one thing if you can explain, I have never seen your truck engines be up so strongly or so different than the retail sales. The first two months of the year, you show retail sales for trucks down significantly, but you just reported North American truck up 18%. If you can elaborate on that, I will hop off. Thank you very much.

 Mike DeWalt

Well, two things about that. One, when we are reporting our sales in our quarterly release, includes all the service-related revenues related to that business. It is not just sale of new engines. When we post up the retail statistics monthly, that is just new engines and new machines. So it doesn't include the service-related piece of it, which particularly for truck engines is a pretty decent chunk.

 David Raso

 I think another factor though, right? The retail was reported as down 60% the first two months of the year and you just reported up 18%. There must have been something a little bit abnormal in the service business. I know there is some Brazil and so forth, but that's a huge --.

 Jim Owens

I think the other abnormal factor was there was a very significant pre-buy of engines that went into truck production. So we sold the engines in the fourth quarter of '06. First quarter of '07, we virtually didn't sell any. And those engines that we sold in the fourth quarter of '06 went into truck production in the first quarter of '07. This year, we actually shipped engines in the first quarter of '08. So it was up from a terribly anemic level in the first quarter of '07. So that I think is the inventory -- the work-in-process inventory of the truck manufacturers swing is what explains that.

 Mike DeWalt

David, one more point I think and this is actually probably even probably the biggest point is the three-month average that is on our website is December, January and February. December '06 was a monster month, so I think when you look at the three-month rolling average that is January through March, which will get posted up a little bit later today, you will see a different picture as December drops off and March comes on.

 David Raso

 That explains it. Okay. Thank you so much.

Operator

 Andrew Casey.

 Andrew Casey

Wachovia. Good morning, everybody. Just a question on Machinery, the operating margin performance. I'm not going to belabor it too much, but it kind of was flatish sequentially. Do you think it is possible to get that back to double digits this year or is it more of a future state?

 Mike DeWalt

I guess almost anything is possible. We do have price increases built into the rest of the year, but right now, it is below 10%; it is in the mid 8%s. I think certainly for the full year, it would be tough to get it above 10%.

 Andrew Casey

Okay. And then within the Engines business, you had a commentary in the release about a 21% decline in electric power in North America.

 Mike DeWalt

 North America. Yes.

 Andrew Casey

Was that market-driven or was that a decision to reallocate some of the higher horsepower engines elsewhere?

 Mike DeWalt

Yes, it is actually really a little bit of both. You will find that, throughout the world, sales of petroleum were up very nicely and so there is -- again, we are supply-constrained on big engines and I think in the first quarter, a little more went to petroleum than electric power.

With that said, there is a link in terms of demand between commercial construction and electric power and in the United States, as commercial construction comes off, we would expect some weaker demand for the small and midsize, in particular electric power.

 Andrew Casey

 Okay, thank you very much.

Operator

 Alex Blanton.

 Alex Blanton

It's Ingalls and Snyder. I am going to go back to a similar question, similar to what David Raso asked, only nearer to the earnings per share. Your first quarter is typically well below the other quarters in EPS, but if I annualize the first quarter now, I get $5.80, which is only $0.10 below the midpoint of your range, which you haven't increased even though you had a big surprise, positive surprise in the first quarter. So could you comment on that? Why haven't you adjusted the range of EPS up a little bit?

 Mike DeWalt

Good question, Alex and I think your comment that first quarter is usually a lower quarter in terms of profitability for the full year is true. It usually is a little bit less than average and that was the case last year as well, but I will go back to the point that you made before. If you annualize the first quarter, it is around the midpoint of our guidance or pretty close to the midpoint of our guidance.

It is still early in the year. The material cost situation is a little bit fluid at this point. We have just announced a price increase. I think at this time of the year in the first quarter, it is probably a little bit too early to make any changes to full-year guidance. I think we need a little more time to pass to see how things are actually going to play out. Economically in the world, it is a pretty -- probably as diverse as we have seen it in terms of our business. There is significant growth outside the US, significant weakness inside the US I think the answer to your question really is it is too early in the year to change the outlook.

 Alex Blanton

Okay, the follow-up question relates to what you referred to as pull-through, but I think you would agree that really incremental margin is what we usually talk about, incremental margin on sales. I adjusted the first-quarter gross margin line for currency and came up with about just under 18%. And then I adjusted it for mix based on what you had told us earlier in the call and it came out to 24%, excluding the mix effect that you gave us. But still that is -- you said that is what one would have expected I think is what you said, but really it isn't.

In the past, when you have been filling up capacity, you have usually achieved 30% to 35% or more even more, sometimes as much as 40% incremental margins on sales increases like this. Now at CONEXPO, I asked that -- was it true that the poor incremental margins that you have been experiencing for the past year, if that was the result of capital expenditures being very high and expanding capacity to meet future demands through 2010 or 2012 that you have talked about growing at very good rates for the next few years. That would raise your costs and hurt your incremental margins as you expand that capacity. Now is that what occurred in the first quarter? You really haven't addressed that. You have talked about cost of materials being up and so on and offset by price, but you haven't really talked about the costs of expansion and how that is hurting your incremental margins at this point.

 Mike DeWalt

This will be a long discussion, Alex, that we could probably take off-line maybe later today as well, but in general our margins overall -- there is one thing if you are talking are your margin rates at a level where you think they should be long term and another question is how did they change from the first quarter of last year. We are kind of mixing up both answers here, but I think to your point, the fact that we are close to capacity, the fact that, over the last few years, we have had cost increases that have been at or right at the same level of price increases, part of that being driven by the need to increase capacity, part of that, the impact of pushing the supply chain in some areas kind of to the limits and having ongoing disruption, there is a whole myriad of reasons why I think margins on an absolute basis are not where we would want them to be. Geographic mix is certainly one of those.

In terms of quarter-over-quarter, we did okay on price versus cost. Our quarter-over-quarter issue I think more than anything was currency impacts and sales mix. And we can pick this up maybe later, Alex, if you would like to delve into it more.

 Alex Blanton

 Well, quarter-over-quarter, you weren't that bad; it was year-over-year that was the problem.

 Jim Owens

Alex, I think it sort of feels like you have got a point there to me. We have substantially increased our investment in capacity expansion and modernization and actually CapEx that will help us take costs down going forward, but it does take a certain cost structure to effectively deploy that capital get it up and operating and of course, our depreciation is going up in the wake of some higher CapEx that we have had the last two years. So I think directionally, I think your question is correct in that we are -- we are driving some costs there that will be very beneficial to us long term, but we are in this game for the long term. We have got three new factories under construction as we speak in China.

 Ed Rapp

And Jim, we're starting to see some of the benefits on the Engine side with the Lafayette expansion, started a couple of years ago. Some of that capacity is coming online and that was one of the things that drove the improved numbers with Engines.

 Jim Owens

That's true. It is going to steadily come to us and with that, coupled with the process improvements we are making. As we mentioned in the release, we are still seeing, particularly on the Machines side, disruptions in the supply chain that we are very committed to shipping as delivered product quality at the highest level. So we find these things -- we are working to be sure we get them corrected and fixed before they get in customers' hands and there is some disruption there as we are running right at the edge of capacity for most of our core and large machines, but I think we are doing the right thing for the long term here.

 Mike DeWalt

 Thanks, Alex.

Operator

 Mark Koznarek.

 Mark Koznarek

Hi, it's Cleveland Research. Good morning. I am wondering if you could talk more specifically about the change in the outlook in North America for non-residential construction. What were you thinking about before and what is the current outlook?

 Mike DeWalt

Yes, I think our view of construction overall continues to weaken. If you look at the dealer retail sales for the first couple of months of the year, and actually what is going to be posted up here a little bit for March, they continued to weaken. We see our sales to housing a bit weaker than we thought. We see sales to non-residential a bit weaker than we thought. So I don't know that it is significantly inconsistent with our overall view. It is not a dramatic decline from where we have been, but modestly lower.

 Jim Owens

We never had the bubble in non-residential construction that we had in housing certainly. In most of the country, there is not a big overbuild or excess capacity, but it is tailing off and it has been -- it went off faster than we thought in '07 and it steadily tailed off and I think the current credit market conditions in the US are taking it down further, in line with the recessionary expectations that we have for the US economy this year.

 Mark Koznarek

Okay. And then let me ask a question about currency. How much of an impact of currency is in the 5% to 10% revenue outlook? Presumably, it is a larger number than it would have been 90 days ago with the change in currency relationships. And with that change and the fact that you guys disclosed that you have lost $0.11 here to currency, is that something we should expect to continue each quarter if the currency relationships stay the way they are right now?

 Mike DeWalt

Well, it is a fairly complex question, Mark, and I will do my best. We do have a Q&A on currency in the release that might help a little bit, but in our original outlook, we did expect that currency was going to be a slight negative this year and in our revised outlook that we came out with today, actually what we said in the back is we thought the price increase that we were putting in place would be about offsetting the impact of higher material costs and a slightly more negative year-on-year view of currency.

The piece of currency that is in other income and expense really doesn't have much to do with what happened in the prior year. It is whether or not you had a net change during the quarter. So the piece that was down in other income is likely not to -- well, I shouldn't say likely. It depends on what rates do for the rest of the year, but if rates don't move much further from where they are now for the rest of the year, that should be a much more neutral impact. In fact, I think in the last half of last year, it was negative. So if it is neutral, at least down there, that would be a quarter-over-quarter positive. We will have to see how rates come out.

For the impact on operating profit, again, we don't try and forecast exchange rates. Heck, we have a tough enough time figuring out how to forecast Machines sales. And at today's rates, we are weaker than our original outlook and we are weaker than last year. So probably a continued negative impact for the piece of our results that are related to translating non-US sales and non-US costs.

That said, we do export in dollars to territories where the competition is dollar-based, even if it is not in the US, places like the Middle East and much of Latin America and some of Asia. And the weaker dollar is actually helping a bit on a competitive standpoint in those areas and I think one of the reasons that, particularly outside North America, we were able to do a mid-year price increase is in some of those regions.

So on balance, I think the weaker dollar is helping us in terms of our ability to pass through that mid-year price increase, but on a straight translation basis, probably be a little bit more negative. I hope that wasn't too convoluted of an answer.

 Mark Koznarek

 And the impact on the top line, Mike?

 Mike DeWalt

 Impact on the top line will probably be a little bit positive.

 Mark Koznarek

 Okay, a little bit more positive than 90 days ago?

 Mike DeWalt

 Yes.

Operator

 Robert McCarthy.

 Robert McCarthy

It's Robert W. Baird & Co. Good morning, gentlemen. If your unchanged top-line outlook for the full year now incorporates better price realization and a little bit more favorable currency translation than previously, that implies that your overall outlook for volume has declined a little bit. Your outlook for North America has come down, your outlook for international has gone up. Has international -- has your outlook for volume internationally gone up or are the increases in your forecast there strictly a function of the price and currency changes that you were just talking about?

 Mike DeWalt

Well, a couple of things. One, price and currency are both an impact and two, remember, for a lot of our products right now, we are capacity-constrained and so as North America declines, it gives us the opportunity to actually sell more, provide more of the output into some of these -- outside North America. In fact, our exports in the first quarter were up pretty dramatically. So some of it is volume, some of it can be price and some of it is currency as well.

I think and I don't want to overly dwell on this one point, but I think it is a fair statement to say that, overall, as Jim said a little while ago, I think we are probably more confident certainly about where the top line is going to end up this year, but it is still -- we are here at the end of the first quarter in what is kind of an unprecedented time in history with North America so weak and the rest of the world so strong, it's just a little too early I think to change the outlook.

Jim Owens

 And currencies fluctuate. Who knows where they will be 90 days from now?

 Robert McCarthy

That's appropriate. So in other words, it is probably not appropriate for me to assume any significant change in expected volume but rather that your outlook has improved slightly mostly as a result of price and currency? For the top line.

 Mike DeWalt

 For the top line.

 Robert McCarthy

And then just for clarification purposes, you talked, Mike, about the offsetting strength in the services businesses in North America and how they helped stabilize the top line there. Can we infer from that that you meant to tell us that you registered year-to-year increases in Logistics, Reman and the Rail services businesses?

 Mike DeWalt

No, what I was really trying to say when I mentioned that is it kind of goes back to an earlier comment I think when David asked about truck engine sales. You know if you look at what we post up on the website as retail statistics, it is only new machine and engine sales. It's not -- it doesn't include the rest of the service related piece of the business. So I was just trying to highlight that when you look at what happened with dealer sales to users in North America, you will get a much more negative number than if you look at our sales.

There are a couple of impacts. One is that those retail sales numbers that we post up monthly don't include all these service related businesses at all. And secondly, then I highlighted the dealer inventory build in the first quarter.  But I think ---

 Jim Owens

There is also you could -- Progress Rail was up, Financial Products was up, Cat Logistics is up, Solar is up, parts in the US down, but substantially, substantially less than retail sales.

 Robert McCarthy

 Right. Thanks for the clarification.

Operator

 Barry Bannister.

 Barry Bannister

Barry Bannister at Stifel Nicolaus. One of my questions earlier was answered so as my follow-up, I am concerned that since engines tend to be sold at spot, you are getting the full benefit of oil and gas in EPG but minerals are also pretty strong. And I don't think Cat is monetizing the full conditions in the mining equipment business. So I'm concerned that maybe you have some global mining agreements or lack of pricing flexibility in the face of steel and tire issues that is restraining your margins in that segment.

Can you talk about your mining equipment margins versus the cycle of the last decade, which was very strong as well, where I think you got better margins?

 Mike DeWalt

 Let me address global mining sort of in the middle of all that, Barry. But first, I will say Engines at spot, I think if what you mean there is we outside of truck, we don't have just a few big customers that are locking in an agreement for a long period of time and outside of truck, that is true.

But let's just talk about mining and our pricing and partnership agreements with the global mining companies. They are very favorable agreements for us. They do a ton of positive things for Caterpillar. We have an exceptionally good view into what is going on in the marketplace. They have provisions for aftermarket content. They protect us and the customer on pricing, but I think it does lag -- the pricing piece of it does lag. Many of them have built in into the agreements pricing escalators that are -- and they are different, but they are based on other marketplace indicators.

So if the point is our machine prices aren't rising anything like commodity prices, I think that is probably true, but on balance, we really like these agreements. They drive strong cooperation. They help on volume and production planning. They give us a very tight relationship with the customer and I think have actually improved our aftermarket with them as well.

 Jim Owens

Even on the Engine side, most of our large engine, for example, are sold with some pretty long lead time commitments. The price increases that we are seeing coming through the market now we announced an extended period of time ago, but if you're building a ship and you buy the engines from us and we make a commitment on ship dates and price, we honor that. So there is not instant flexibility even with large engines that are going to customers who buy relatively small numbers.

 Barry Bannister

I know that it is granular and it reaches back to a distant memory of the last cycle, but would you be saying that the margins on large mining trucks where Cat has always enjoyed a strong share are less this cycle due to the invention of the GMAs than it was in the prior cycle?

 Mike DeWalt

I don't have those -- I don't have the margins for the prior cycle or '98 or '97 in front of me, but I think on balance, we like where we are with mining overall and I don't think even in a prior cycle, we would have passed through giant price increases to these customers. So I think on balance, we are pretty happy with where we are.

Jim Owens

I think the operating inefficiencies is the area that prior -- we have opportunities to improve our margins there and that is because we are literally operating at above capacity levels to try to meet customer demands and doing a lot of expediting to try to meet their needs at some margin erosion due to the higher cost associated with that and we are investing simultaneously, put capacity in, working very hard with key suppliers that are unique to this large product and we are just working right at the bleeding edge and we have been for a couple of years and demand keeps getting stronger.

So some of the new investments that we are making I think will give us significant improvements in operating efficiency, enhance our product and improve our margin as we move out with the mining industry. But I don't think it is a pricing issue.

Mike DeWalt

I think we have time for one more question before we are at the top of the hour.

Operator

Daniel Dowd.

 Daniel Dowd

Hi, Bernstein. I actually just want to follow up on the revenue side of this again. So the way you characterize this is weaker North America, developed markets generally, Western Europe and Japan, you are seeing weakening. You see continued frankly pretty extraordinary strength in emerging markets. The way you aggregate your geographies -- Europe, Africa, Middle East for instance -- effectively smushes together really big emerging markets like CIS, Middle East, parts of Africa tied to mining with a highly developed market. So if investors believe that Western Europe is slowing, how big a deal should that really be for the group you call EAME?

 Mike DeWalt

 I will just sort of give you an order of magnitude ballpark here. Western Europe would be order of magnitude -- this varies quarter-by-quarter, but somewhere in the ballpark of half of EAME, but I will tell you, most of the growth or much of the growth in EAME has been driven by CIS, Africa and the Middle East.

Jim Owens
The point is to your question, we are supply-constrained in the region for essentially all of our core and large equipment. So to the extent that Western Europe now is going to be slower than we expect this year, that supply will go more to the Middle East, Southern Cone of Africa and the Eastern European CIS region and we don't expect any significant change in the total. It is shifting within the region, but within EAME, the total that we will supply is going to be about the same as we currently see the outlook.

 Daniel Dowd

So what we are really saying is a slowdown in Western Europe, at least in 2008, if it doesn't turn into a big recession, likely actually still means that you continue to grow in that region without -- as if almost there wasn't slowing?

 Mike DeWalt

 Well, and again, I think that goes back to the point that I made earlier and Jim made. For a lot of products, we are selling as much as we can produce.

Thank you very much, everybody, for joining us on our call today and I will talk to many of you over the coming weeks.

Operator

Thank you, ladies and gentlemen. This does conclude today's conference call. You may disconnect your phone lines at this time and have a wonderful day. Thank you for your participation.

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